Exhibit (a)(1)(A)

YAHOO! INC.

Offer to Purchase for Cash

for an Aggregate Purchase Price of up to

$3,000,000,000 of Shares of its Common Stock

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 13, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Yahoo! Inc., a Delaware corporation (the “Company,” “Yahoo,” “we” or “us”), is offering to purchase up to $3,000,000,000 of shares of its common stock, par value $0.001 per share (the “Shares”), pursuant to (i) auction tenders (“Auction Tenders”) at prices equal to (A) the Alibaba VWAP (as defined below), multiplied by (B) multiples specified by tendering stockholders not greater than 0.420 nor less than 0.370 (the “Permitted Range”); provided that in no event will the Purchase Price (as defined below) be less than $37.00 per Share, or (ii) purchase price tenders (“Purchase Price Tenders”) pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price determined in the Offer (as defined below), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

The “Alibaba VWAP” (determined as described herein) means the daily volume-weighted average price for an American Depositary Share (“ADS”) of Alibaba Group Holding Limited (“Alibaba”), on the New York Stock Exchange (the “NYSE”), on the second trading day prior to the Expiration Date (the “Determination Date”); provided, that in no event shall the Alibaba VWAP be less than $100.00 for the purpose of computing the Purchase Price. See Section 1. Yahoo will announce the Alibaba VWAP and the prices payable for Shares pursuant to the Offer for each multiple within the Permitted Range by press release and on the Offer webpage described below no later than 4:30 p.m., New York City time, on the Determination Date (June 9, 2017 based on the current Expiration Date). Such press release, which will also include the maximum number of Shares we may purchase in the Offer, will also be filed as an amendment to the Schedule TO-I that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Offer.

Promptly after the Expiration Date, Yahoo will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be less than $37.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn in the Offer, by determining the lowest multiple, within the Permitted Range, at which Shares have been tendered or have been deemed to have been tendered in the Offer (the “Final Multiple”), that when multiplied by the Alibaba VWAP, which will not be less than $100.00 for such purpose, will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $3,000,000,000. Shares properly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a multiple of 0.370 (which is the lowest multiple within the Permitted Range) for purposes of determining the Purchase Price pursuant to the Offer. Shares properly tendered pursuant to Auction Tenders will only be eligible for purchase if the price determined by multiplying the Alibaba VWAP by the multiple specified in respect of such tendered Shares is equal to or less than the Purchase Price.

Assuming that the conditions to the Offer are satisfied or waived, at the minimum Purchase Price of $37.00 per Share, the maximum number of Shares we will purchase is 81,081,081 if the Offer is fully subscribed and we do not increase the amount of Shares sought in the Offer, which would represent approximately 8.5% of our issued and outstanding shares as of May 12, 2017.

Throughout the Offer, a dedicated webpage will be available at www.innisfreema.com/tender/yhoo, which will provide, among other information, (i) for each trading day prior to our announcement of the Alibaba VWAP, indicative prices payable for the Shares pursuant to the Offer for each multiple that a tendering stockholder can select within the Permitted Range based on the indicative Alibaba VWAP on the preceding trading day and (ii) after we announce the Alibaba VWAP, the actual prices payable for the Shares pursuant to the Offer for each such multiple. Such dedicated webpage will also show reasonably current trading prices of the Shares and Alibaba’s ADSs. Stockholders may contact Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), to obtain the same pricing information that is posted on such dedicated webpage at the telephone number set forth on the back cover page of this Offer to Purchase. You are urged to obtain current market quotations for the Shares and current information regarding the Alibaba VWAP before deciding whether, and at what multiple or multiples, to tender your Shares pursuant to the Offer.

All Shares purchased in the Offer will be purchased at the Purchase Price regardless of whether they were tendered at a lower multiple than the Final Multiple. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Final Multiple (including by making a Purchase Price Tender) may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Final Multiple (including by making a Purchase Price Tender) having an aggregate purchase price greater than $3,000,000,000. In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares to be purchased in the Offer. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at multiples at or below the Final Multiple (including by making a Purchase Price Tender) and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

The Shares are listed on the NASDAQ Global Select Market (the “NASDAQ”) and trade under the symbol “YHOO.” On May 15, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $49.86 per Share. Alibaba ADSs are listed on the NYSE and trade under the symbol “BABA.” On May 15, 2017, the last full trading day prior to the announcement of the Offer, the indicative Alibaba VWAP was $120.9247. Based on an indicative Alibaba VWAP as of May 15, 2017, the highest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the high end of the Permitted Range of 0.420) would be $50.79 per Share, which represents a premium of approximately 1.9% to the last reported closing price of the Shares on such date, and the lowest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the low end of the Permitted Range of 0.370) would be $44.74 per Share, which represents a discount of approximately 10.3% to the last reported closing price of the Shares on such date.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the conditions that (i) the pending sale (the “Sale Transaction”) by Yahoo of its operating business to Verizon Communications Inc. (“Verizon”) shall have been completed; (ii) the Shares shall have been removed from the Standard and Poor’s 500 Composite Index (the “S&P 500”); and (iii) the Alibaba VWAP shall not be less than $80.00. In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction shall have been completed. See Section 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER (AS DEFINED BELOW), THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED BELOW) HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO

TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND, IF YOU ARE MAKING AN AUCTION TENDER, THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER.

NONE OF THE SEC, ANY STATE OR FOREIGN SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated May 16, 2017

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•

Holders Whose Shares are Held by Brokers or Other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you — beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer; if your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in Section 3;

•

Registered Holders: if you hold certificates or book shares as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal; or

•

DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Shares pursuant to Auction Tenders who elect the minimum multiple of 0.370 (which is the low end of the Permitted Range) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders at the minimum multiple under the Offer or Purchase Price Tenders could result in the Purchase Price being lower than would otherwise be the case and could result in your Shares being purchased at the minimum price in the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that jurisdiction. If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase.

i

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF YAHOO OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

ii

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares?

The issuer of the Shares, Yahoo! Inc., which we refer to as the “Company,” “Yahoo,” “we” or “us.”

What is the purpose of the Offer?

The purpose of the Offer is to provide liquidity to a potentially significant number of our stockholders that will be forced to sell their Shares at or prior to the closing of the Sale Transaction. The Shares currently are a component of the S&P 500 and other indices. We believe it is likely that the Shares will be removed from the S&P 500 and other indices effective upon completion of the Sale Transaction because, among other reasons, once the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end investment company, which the Company will be required to do following the completion of the Sale Transaction, it will no longer satisfy the qualifications for inclusion in such indices. As a result, index funds that are required to track the performance of the S&P 500 and such other indices would be required to sell their Shares on or around the closing date of the Sale Transaction. In addition, certain other stockholders, including investment companies and companies controlled by them, will be precluded from holding Shares or otherwise will be subject to restrictions on holding Shares once we become an investment company and this could lead to additional selling pressure on or around the closing date of the Sale Transaction.

The Offer also enables the Company to potentially return a significant amount of cash to its stockholders by repurchasing Shares. We also believe that the Offer provides a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases.

Following completion of the Offer and the closing of the Sale Transaction, we currently intend to return substantially all of our remaining cash to stockholders over time through stock repurchases and distributions, although we will retain sufficient cash to satisfy our obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board of Directors of the Company. Stock repurchases may take place in the open market, including under trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or in a tender offer, or in privately negotiated transactions, including structured and derivative transactions such as accelerated share repurchase transactions. Such repurchases may occur at prices greater or less than the Purchase Price paid in the Offer. See Section 2.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are offering to purchase up to $3,000,000,000 of Shares, pursuant to (i) Auction Tenders at prices equal to (A) the Alibaba VWAP (as described below), multiplied by (B) multiples specified by tendering stockholders within the Permitted Range of not greater than 0.420 nor less than 0.370, provided that in no event will the Purchase Price be less than $37.00 per Share, or (ii) Purchase Price Tenders pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price determined in the Offer, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

Promptly after the Expiration Date, Yahoo will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be less than $37.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn in the Offer, by determining the Final Multiple, which will be the lowest multiple, within the Permitted Range, at which Shares have been tendered or have been deemed to have been tendered in the Offer, that when multiplied by the Alibaba VWAP, which will not be less than $100.00 for such purpose, will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $3,000,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a multiple of 0.370 (which is the lowest multiple within the Permitted Range) for purposes of determining the Purchase Price pursuant to the Offer. Shares properly tendered pursuant to Auction Tenders will only be eligible for purchase if the price determined by multiplying the Alibaba VWAP by the multiple specified in respect of such Shares is equal to or less than the Purchase Price. See Section 1.

What is the Alibaba VWAP and when will I know the Alibaba VWAP for the Offer?

The Alibaba VWAP will be the daily volume-weighted average price for an Alibaba ADS as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BABA UN<Equity>AQR” (or any other recognized quotation source selected by Yahoo in its sole discretion if such pages are not available or are manifestly erroneous) on the Determination Date, which will be the second trading day prior to the Expiration Date, on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time; provided, that in no event shall the Alibaba VWAP be less than $100.00 for the purpose of computing the Purchase Price.

Yahoo will announce the Alibaba VWAP to be used in determining the Purchase Price and the prices payable for Shares pursuant to the Offer for each multiple within the Permitted Range by press release and on the Offer webpage described below no later than 4:30 p.m., New York City time, on the Determination Date, which will be the second trading day immediately preceding the Expiration Date (June 9, 2017 based on the current Expiration Date). Such press release, which will also include the maximum number of Shares we will purchase in the Offer, will also be filed as an amendment to the Schedule TO-I that we have filed with the SEC relating to the Offer.

What is the recent market price for the Shares and indicative Alibaba VWAP?

On May 15, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $49.86 per Share. On May 15, 2017, the last full trading day prior to the announcement of the Offer, the indicative Alibaba VWAP was $120.9247. Based on an indicative Alibaba VWAP as of May 15, 2017, the highest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the high end of the Permitted Range of 0.420) would be $50.79 per Share, which represents a premium of approximately 1.9% to the last reported closing price of the Shares on such date, and the lowest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the low end of the Permitted Range of 0.370) would be $44.74 per Share, which represents a discount of approximately 10.3% to the last reported closing price of the Shares on such date. You are urged to obtain current market quotations for the Shares and current information regarding the Alibaba VWAP before deciding whether, and at what multiple or multiples, to tender your Shares pursuant to the Offer. See Section 8.

Is there a minimum Purchase Price that will be paid in the Offer?

Yes. Based on the minimum Alibaba VWAP and the lowest multiple in the Permitted Range, the Purchase Price that will be paid pursuant to the Offer will not be less than $37.00 per Share.

May I select any multiple within the Permitted Range?

As described in the Letter of Transmittal accompanying this Offer to Purchase, stockholders who tender their Shares pursuant to Auction Tenders may select multiples within the Permitted Range in increments of 0.002. If you wish to tender different Shares at different multiples, you must complete a separate Letter of Transmittal for each multiple to be used in determining each price at which you tender Shares. The same Shares cannot be tendered at more than one multiple, unless such Shares have been previously and properly withdrawn. See Section 3.

Will I have an opportunity to tender my Shares in the Offer, or withdraw previously tendered Shares, after the determination of the Alibaba VWAP?

Yes. Since the Alibaba VWAP will be calculated and announced by us on the Determination Date (June 9, 2017 based on the current Expiration Date), you will have two full trading days following the determination of the Alibaba VWAP to tender your Shares in the Offer or to withdraw your previously tendered Shares. If the Expiration Date is extended following the determination of the Alibaba VWAP, the Expiration Date will be extended by a sufficient amount of time so that holders will continue to have two full trading days to tender or withdraw Shares in the Offer prior to 11:59 p.m., New York City time, on the new Expiration Date. See Sections 3 and 4.

How may I obtain information regarding the Purchase Price during the Offer?

Throughout the Offer, a dedicated webpage will be available at www.innisfreema.com/tender/yhoo, which will provide, among other information, indicative Purchase Prices payable for the Shares pursuant to the Offer based on current indicative Alibaba VWAPs and, after we announce it, the Alibaba VWAP to be used in determining the Purchase Price for the range of multiples within the Permitted Range that can be selected. Such dedicated webpage will also show reasonably current trading prices of the Company’s common stock and Alibaba’s ADSs. Stockholders may contact Innisfree M&A Incorporated, Information Agent for the Offer, to obtain the same pricing information that is posted on such dedicated webpage at the telephone number set forth on the back cover page of this Offer to Purchase. You are urged to obtain current market quotations for the Shares and current information regarding the Alibaba VWAP before deciding whether, and at what multiple or multiples, to tender your Shares pursuant to the Offer.

Why will the Purchase Price be based on the Alibaba VWAP?

The Offer has been structured so that the Purchase Price will reflect the current strong correlation between the trading prices of the Shares and the trading prices of Alibaba ADSs. The Company has observed, based on trading data, a strong correlation between the trading prices of the Shares and the Alibaba ADSs. For example, during the period from March 1, 2017 to May 12, 2017, the Shares have traded at multiples of the Alibaba VWAPs ranging from 0.413 to 0.448. The Company believes the strong correlation between the trading values of the two securities is driven by the fact that following the completion of the Sale Transaction, the Alibaba shares held by the Company, which had a market value of approximately $46.2 billion as of May 12, 2017, will represent approximately 68.2% of the Company’s assets. This correlation, combined with the Company’s belief that its investment in Alibaba is generally viewed by the market as its most significant and important asset, supports the conclusion that the value of the Shares is highly sensitive to movements in the trading price of Alibaba ADSs. Because the Company lacks access to non-public information related to Alibaba’s management or operations, it does not have any reasonable means of predicting the trading price of Alibaba ADSs or any potential impact on the highly correlated trading prices of the Shares during the Offer period. For these reasons, the Company believes that the Alibaba VWAP is an appropriate proxy for the value of the Shares and reduces the potential for distortions based on the significant trading volume that is expected to occur on or around the closing date of the Sale Transaction (see “What is the purpose of the Offer?” above).

Where can I find more information about Alibaba?

Alibaba is a Cayman Islands holding company established on June 28, 1999, that conducts business in China through its subsidiaries and variable interest entities. Alibaba is an online and mobile commerce company and its businesses are comprised of core commerce, cloud computing, mobile media and entertainment, and other innovation initiatives. Alibaba’s core commerce business is comprised of marketplaces operating in three areas: retail commerce in the People’s Republic of China (the “PRC”); wholesale commerce in the PRC; and international and cross-border commerce.

The Alibaba ADSs are traded on the NYSE under the ticker symbol “BABA.” Alibaba files reports with the SEC containing financial and other material information about its business and risks relating to its business. This information may be obtained at the SEC’s website at http://www.sec.gov. The information regarding Alibaba on the SEC’s website is not incorporated by reference in this Offer to Purchase or otherwise made part of the Offer.

How many Shares is Yahoo offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of up to $3,000,000,000, or, if the aggregate purchase price of all Shares properly tendered and not properly withdrawn in the Offer is less than $3,000,000,000, all of the Shares properly tendered and not properly withdrawn. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time.

Assuming that the conditions to the Offer are satisfied or waived, at the minimum Purchase Price of $37.00 per Share, the maximum number of Shares we will purchase is 81,081,081 if the Offer is fully subscribed, and we do not increase the amount of Shares sought in the Offer, which would represent approximately 8.5% of our issued and outstanding shares as of May 12, 2017.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the conditions that (i) the Sale Transaction shall have been completed; (ii) the Shares shall have been removed from the S&P 500; and (iii) the Alibaba VWAP shall not be less than $80.00. In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction shall have been completed. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares purchased in the Offer to more than $3,000,000,000. If we so increase the number of Shares accepted for payment by 2%, based on the minimum Purchase Price of $37.00 per Share, the maximum number of Shares that will be purchased pursuant to the Offer is 100,252,184, or 10.5% of our issued and outstanding Shares as of May 12, 2017. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Sections 1 and 15.

How will Yahoo fund the payment for the Shares?

We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash, cash equivalents and marketable securities on hand. As of March 31, 2017, we had approximately $8.0 billion in cash, cash equivalents and marketable securities. Yahoo also expects to receive net proceeds of approximately $4.4 billion in cash, subject to certain adjustments, upon completion of the Sale Transaction. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

If your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in Section 3 and Section 4.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

What is the Sale Transaction?

Yahoo and Verizon have entered into the Stock Purchase Agreement, dated as of July 23, 2016, as amended as of February 20, 2017 (the “Stock Purchase Agreement”), pursuant to which Yahoo has agreed to sell, and Verizon has agreed to purchase, all of the outstanding shares of Yahoo Holdings, Inc. (“Yahoo Holdings”) and, prior to the sale of Yahoo Holdings, to cause Yahoo Holdings to sell to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to Yahoo’s operating business (the “Business”). Immediately prior to the completion of the transactions contemplated by the Stock Purchase Agreement, Yahoo Holdings will own the Business (other than specified excluded assets and retained liabilities as described more fully in Section 2). The purchase price that Verizon will pay or cause to be paid in connection with the Sale Transaction is $4,475,800,000 in cash, subject to adjustments as provided for in the Stock Purchase Agreement.

Upon completion of the Sale Transaction, the Company’s remaining assets will include cash and marketable debt securities, shares in Alibaba, shares in Yahoo Japan Corporation (“Yahoo Japan”), certain other minority equity investments, and Excalibur IP, LLC (“Excalibur”) (a subsidiary owning a portfolio of non-core patent assets), and certain other remaining assets and liabilities. Following the closing of the Sale Transaction, the Company will continue to be a Delaware corporation publicly traded on the NASDAQ, but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because the Company’s assets will then consist primarily of its equity investments, short-term debt investments, and cash, upon the closing of the Sale Transaction, the Company will be required to register as an investment company under the 1940 Act. The closing of the Sale Transaction is subject to certain conditions, including, among others, the approval of the Sale Transaction by the Company’s stockholders. A special meeting of the Company’s stockholders at which they will vote whether to approve the Sale Transaction has been scheduled for June 8, 2017. If approved, the Sale Transaction is expected to be completed three business days thereafter. For additional information regarding the Sale Transaction, see Section 2.

How does the Offer relate to the Sale Transaction?

Completion of the Sale Transaction is one of the conditions to the Offer. However, the Sale Transaction is not conditioned on commencement or consummation of the Offer. For additional information regarding the Sale Transaction, see Section 2.

What will happen to my Shares if the Sale Transaction is completed?

The completion of the Sale Transaction will not affect your Shares, which will continue to represent shares of common stock of the Company, which will change its name to “Altaba Inc.” after it has registered as an investment company. You will continue to hold those Shares you held immediately prior to the Sale Transaction, other than Shares that have been properly tendered and accepted for payment in accordance with the Offer. Following the Sale Transaction, the Shares will trade on the NASDAQ under the ticker symbol “AABA.”

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•

no decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the S&P 500 measured from the close of trading on May 15, 2017, the last trading day prior to the date of this Offer to Purchase, shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Yahoo and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Yahoo or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Yahoo and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•

no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the Sale Transaction) with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the Sale Transaction);

•

we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third-party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	the Sale Transaction shall have been completed;

•	the Shares shall have been removed from the S&P 500;

•	the Alibaba VWAP shall not be less than $80.00;

•

(1) there shall not have occurred any suspension of trading in, or limitation on prices for, the Shares on the NASDAQ or Alibaba ADSs on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NASDAQ or NYSE as a result of which the reported trading prices for the Shares on the NASDAQ or Alibaba ADSs on the NYSE, during any half-hour trading period during the principal trading session of the NYSE are materially inaccurate, as determined by Yahoo, on the day with respect to which such determination is being made a (“Market Disruption Event”); provided that (A) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the NASDAQ or NYSE, as applicable, and (B) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NASDAQ, NYSE, any other self-regulatory organization or the SEC of similar scope as determined by Yahoo shall constitute a suspension of trading or limitation on prices and (2) such Market Disruption Event has, or could reasonably be expected to have, a material adverse effect on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•

the Alibaba ADSs shall not have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, and a stock dividend thereon shall not have been declared with a record date prior to the Expiration Date; and

•

we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NASDAQ or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7. We anticipate that the Shares will be removed from the S&P 500, effective upon or shortly following completion of the Sale Transaction. However, in the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction shall have been completed. See Section 7.

What if the Shares are removed from the S&P 500 prior to the completion of the Sale Transaction?

In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction has been completed.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, it is not likely, in our reasonable judgment, that the Shares will be delisted from the NASDAQ or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

Following the closing of the Sale Transaction, the Company will continue to be a Delaware corporation publicly traded on the NASDAQ, but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because the Company’s assets will then consist primarily of its equity investments, short-term debt investments, and cash, upon the closing of the Sale Transaction, the Company will be required to register as an investment company under the 1940 Act.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•

Holders Whose Shares are Held by Brokers or other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you — beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer; if your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in Section 3;

•

Registered Holders: if you hold certificates or book shares as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•

DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager are on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the applicable equity plan and award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor. Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to allow yourself adequate time to validly tender the Shares received upon the exercise thereof in the Offer. See Section 3.

May holders of restricted stock units participate in the Offer?

Holders of restricted stock units outstanding under any of our equity plans may not tender the Shares underlying such restricted stock units in the Offer unless and until the applicable units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. See Section 3.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $3,000,000,000?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such multiple or multiples that would result in an aggregate purchase price in excess of $3,000,000,000, we may not purchase all of the Shares you tender at or below the Final Multiple (including by making a Purchase Price

Tender). Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.

However, we may in our discretion, in accordance with the rules of the SEC and without amending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares purchased in the offer to more than $3,000,000,000.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Final Multiple (including by making a Purchase Price Tender) prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares any time prior to 11:59 p.m., New York City time, on the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on July 12, 2017. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase or at facsimile number (617) 360-6810, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. If your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in Section 4.

Has Yahoo or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the multiple or multiples to be used in determining the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and, if you are making an Auction Tender, the multiple or multiples to be used in determining the price or prices at which you will tender them. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Yahoo’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative equity interest in the Company will automatically increase. See Section 2.

What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. generally accepted accounting principles pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents. See Section 2.

What are the U. S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14, “— U.S. Federal Income Tax Considerations”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment if certain requirements (described in Section 14, “— U.S. Federal Income Tax Considerations”) are satisfied or (2) a distribution in respect of stock by the Company if those requirements are not satisfied. If you are a U.S. Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 accompanying the Letter of

Transmittal (or such other IRS form as may be applicable) may be subject to U. S. federal backup withholding tax at a rate equal to 28% of the gross proceeds payable to you pursuant to the Offer. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer, provided that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements,” including statements as to the amount, timing and manner of the Offer, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions. Factors which could have a material adverse effect on our operations, future prospects and value of our Shares include, but are not limited to:

•	expectations about changes to our operating expenses;

•	anticipated capital expenditures;

•	expectations about changes in our earnings in equity interests and net income;

•	expectations about the amount of unrecognized tax benefits, the outcome of tax assessment appeals, the adequacy of our existing tax reserves, future tax expenditures, and tax rates;

•	expectations about the sufficiency of our available sources of liquidity to meet normal operating requirements and capital expenditures;

•	expectations regarding the future outcome of legal proceedings in which we are involved;

•

potential adverse effects on our relationships with existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners;

•	the ability of Yahoo to complete the Sale Transaction;

•

the initiation or outcome of any legal or regulatory proceedings that have been or may be instituted against us and our directors and/or officers relating to the Sale Transaction as well as certain liabilities arising out of governmental or third-party investigations, litigation or claims related to certain data security incidents for which Yahoo will retain liability following the closing of the Sale Transaction;

•	the value of Yahoo’s investment assets, including its shares in Alibaba, its shares in Yahoo Japan and certain other investments;

•	the ability of Yahoo to complete the Offer and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and

•	the ability of Yahoo to achieve the benefits contemplated by the Offer.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended March 31, 2017 filed with the SEC and other documents we file with or furnish to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

INTRODUCTION

To the stockholders of Yahoo! Inc.:

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to $3,000,000,000 of Shares, pursuant to (i) Auction Tenders at prices equal to (A) the Alibaba VWAP, multiplied by (B) multiples specified by tendering stockholders within the Permitted Range of not greater than 0.420 nor less than 0.370, provided that in no event will the Purchase Price be less than $37.00 per Share, or (ii) Purchase Price Tenders pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price determined in the Offer, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

The Offer will expire on June 13, 2017, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn.

The “Alibaba VWAP” (determined as described herein) means the daily volume-weighted average price for an Alibaba ADS, on the NYSE, on the Determination Date, which will be the second trading day prior to the Expiration Date; provided, that in no event shall the Alibaba VWAP be less than $100.00 for the purpose of computing the Purchase Price. See Section 1. Yahoo will announce the Alibaba VWAP and the prices payable for Shares pursuant to the Offer for each multiple within the Permitted Range by press release and on the Offer webpage no later than 4:30 p.m., New York City time, on the Determination Date (June 9, 2017 based on the current Expiration Date). Such press release, which will also include the maximum number of Shares we may purchase in the Offer, will also be filed as an amendment to the Schedule TO-I that we have filed with the SEC relating to the Offer.

Promptly after the Expiration Date, Yahoo will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be less than $37.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn in the Offer, by determining the Final Multiple, which will be the lowest multiple, within the Permitted Range, at which Shares have been tendered or have been deemed to have been tendered (in the case of Purchase Price Tenders) in the Offer, that when multiplied by the Alibaba VWAP, which will not be less than $100.00 for such purpose, will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $3,000,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a multiple of 0.370 (which is the lowest multiple within the Permitted Range) for purposes of determining the Purchase Price pursuant to the Offer. Shares properly tendered pursuant to Auction Tenders will only be eligible for purchase if the price determined by multiplying the Alibaba VWAP by the multiple specified in respect of such Shares is equal to or less than the Purchase Price. See Section 1.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower multiple than the Final Multiple. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Final Multiple (including by making a Purchase Price Tender) may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Final Multiple (including by making a Purchase Price Tender) having an aggregate purchase price greater than $3,000,000,000. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares to be purchased in the Offer. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at multiples at or below the Final Multiple (including by making a Purchase Price Tender) and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the multiple to be used in determining the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender in order to properly tender Shares unless such stockholders tender by Agent’s Message (as defined below). Any stockholder who wishes to tender different Shares at different multiples must complete a separate Letter of Transmittal (or transmit a separate Agent’s Message) for each multiple to be used in determining each price at which Shares are being tendered. The same Shares cannot be tendered at more than one multiple, unless such Shares have been previously and properly withdrawn. See Section 3.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the conditions that (i) the Sale Transaction shall have been completed; (ii) the Shares shall have been removed from the S&P 500; and (iii) the Alibaba VWAP shall not be less than $80.00. In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction shall have been completed. See Section 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND, IF YOU ARE MAKING AN AUCTION TENDER, THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $3,000,000,000, the Company will proceed as follows:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Final Multiple (including by making a Purchase Price Tender) (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•

Second, subject to the conditional tender provisions described in Section 6 herein, we will purchase Shares from all other stockholders who properly tender Shares and do not properly withdraw them prior to the Expiration Date at or below the Final Multiple (including by making a Purchase Price Tender), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $3,000,000,000; and

•

Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $3,000,000,000, we will purchase Shares from holders who properly tender Shares and do not properly withdraw them prior to the Expiration Date at or below the Final Multiple (including by making a

Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares at or below the Final Multiple (including by making a Purchase Price Tender) prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender even if they are tendered at or below the Final Multiple (including by making a Purchase Price Tender). In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we may increase the aggregate purchase price offered in the Offer and hence the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of their Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3. Also, see the discussion in Sections 3 and 14 regarding material U.S. federal income tax consequences of the Offer.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer, J.P. Morgan Securities LLC, the Dealer Manager for the Offer, and Innisfree M&A Incorporated, the Information Agent for the Offer. See Section 16.

As of May 12, 2017, there were 958,555,174 Shares issued and outstanding. Assuming that the conditions to the Offer are satisfied or waived, at the minimum Purchase Price of $37.00 per Share, the maximum number of Shares we will purchase is 81,081,081 if the Offer is fully subscribed, and we do not increase the amount of Shares sought in the Offer, which would represent approximately 8.5% of our issued and outstanding shares as of May 12, 2017.

The Shares are listed on the NASDAQ and trade under the symbol “YHOO.” On May 15, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $49.86 per Share. Alibaba ADSs are listed on the NYSE and trade under the symbol “BABA.” On May 15, 2017, the last full trading day prior to the announcement of the Offer, the indicative Alibaba VWAP was $120.9247. Based on an indicative Alibaba VWAP of $120.9247 as of May 15, 2017, the highest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the high end of the Permitted Range of 0.420) would be $50.79 per Share, which represents a premium of approximately 1.9% to the last reported closing price of the Shares on such date, and the lowest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the low end of the Permitted Range of 0.370) would be $44.74 per Share, which represents a discount of approximately 10.3% to the last reported closing price of the Shares on such date. You are urged to obtain current market quotations for the Shares before deciding whether, and at what multiple or multiples, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.    Number of Shares; Purchase Price; Proration.

General. Promptly after the Expiration Date, Yahoo will, upon the terms and subject to the conditions of the Offer, determine Purchase Price, which will not be less than $37.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn in the Offer, by determining the Final Multiple, which is the lowest multiple within the Permitted Range of not less than 0.370 or greater than 0.420, at which Shares have been tendered or have been deemed to have been tendered in the Offer, that when multiplied by the Alibaba VWAP, which will not be less than $100.00 for such purpose, will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $3,000,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a multiple of 0.370 (which is the lowest multiple within the Permitted Range) for purposes of determining the Purchase Price pursuant to the Offer. Shares properly tendered pursuant to Auction Tenders will only be eligible for purchase if the price determined by multiplying the Alibaba VWAP by the multiple specified in respect of such Shares is equal to or less than the Purchase Price.

The Alibaba VWAP will be the daily volume-weighted average price for an Alibaba ADS as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BABA UN<Equity>AQR” (or any other recognized quotation source selected by Yahoo in its sole discretion if such pages are not available or are manifestly erroneous) on the Determination Date, which will be the second trading day prior to the Expiration Date, on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time; provided, that in no event shall the Alibaba VWAP be less than $100.00 for the purpose of computing the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Final Multiple and Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders and selected multiples equal to or less than the Final Multiple or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of up to $3,000,000,000, or, if the aggregate purchase price of all Shares properly tendered and not properly withdrawn in the Offer is less than $3,000,000,000, all of the Shares properly tendered and not properly withdrawn. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time.

As of May 12, 2017, there were 958,555,174 Shares issued and outstanding. Assuming that the conditions to the Offer are satisfied or waived, at the minimum Purchase Price of $37.00 per Share, the maximum number of Shares we will purchase is 81,081,081 if the Offer is fully subscribed, and we do not increase the amount of Shares sought in the Offer, which would represent approximately 8.5% of our issued and outstanding shares as of May 12, 2017.

Based on an indicative Alibaba VWAP as of May 15, 2017, the highest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the high end of the Permitted Range of 0.420) would be $50.79 per Share, which represents a premium of approximately 1.9% to the last reported closing price of the Shares on such date, and the lowest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the low end of the Permitted Range of 0.370) would be $44.74 per Share, which represents a discount of approximately 10.3% to the last reported closing price of the Shares on such date.

The following table sets forth indicative Purchase Prices for each multiple that can be selected within the Permitted Range based on (i) an indicative Alibaba VWAP of $120.9247 as of May 15, 2017, the last full trading day prior to the announcement of the Offer, which was the highest Alibaba VWAP between March 1, 2017 and the announcement of the Offer, (ii) an indicative Alibaba VWAP of $102.3690 as of March 6, 2017, which was the lowest indicative Alibaba VWAP between March 1, 2017 and the announcement of the Offer, and (iii) the minimum Alibaba VWAP of $100.00. The actual Purchase Price will be subject to the minimum Purchase Price of $37.00:

Sample Multiple	Illustrative Purchase Price Based on Indicative Alibaba VWAP as of May 15, 2017	Illustrative Purchase Price Based on Indicative Alibaba VWAP as of March 6, 2017	Illustrative Purchase Price Based on Minimum Alibaba VWAP of $100.00
0.370	$44.74	$37.88	$37.00
0.372	$44.98	$38.08	$37.20
0.374	$45.23	$38.29	$37.40
0.376	$45.47	$38.49	$37.60
0.378	$45.71	$38.70	$37.80
0.380	$45.95	$38.90	$38.00
0.382	$46.19	$39.10	$38.20
0.384	$46.44	$39.31	$38.40
0.386	$46.68	$39.51	$38.60
0.388	$46.92	$39.72	$38.80
0.390	$47.16	$39.92	$39.00
0.392	$47.40	$40.13	$39.20
0.394	$47.64	$40.33	$39.40
0.396	$47.89	$40.54	$39.60
0.398	$48.13	$40.74	$39.80
0.400	$48.37	$40.95	$40.00
0.402	$48.61	$41.15	$40.20
0.404	$48.85	$41.36	$40.40
0.406	$49.10	$41.56	$40.60
0.408	$49.34	$41.77	$40.80
0.410	$49.58	$41.97	$41.00
0.412	$49.82	$42.18	$41.20
0.414	$50.06	$42.38	$41.40
0.416	$50.30	$42.59	$41.60
0.418	$50.55	$42.79	$41.80
0.420	$50.79	$42.99	$42.00

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares to be purchased in the Offer to more than $3,000,000,000. If we so increase the number of Shares accepted for payment by 2%, based on the minimum Purchase Price of $37.00 per Share, the maximum number of Shares that will be purchased pursuant to the Offer is 100,252,184, or 10.5% of our issued and outstanding Shares as of May 12, 2017. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Shares pursuant to Auction Tenders who elect the minimum multiple of 0.370 (which is the lowest multiple within the Permitted Range) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including (i) the Sale Transaction has been completed, (ii) the shares shall have been removed from the S&P 500; and (iii) the Alibaba VWAP shall not have decreased to a price below $80.00. In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction has been completed. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $3,000,000,000, the Company will proceed as follows:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:

•

properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Final Multiple (including by making a Purchase Price Tender) (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares and do not properly withdraw them prior to the Expiration Date at or below the Final Multiple (including by making a Purchase Price Tender), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $3,000,000,000; and

•

Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $3,000,000,000, we will purchase Shares from holders who properly tender Shares and do not properly withdraw them prior to the Expiration Date at or below the Final Multiple (including by making a Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares at or below the Final Multiple (including by making a Purchase Price Tender) prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Final Multiple (including by making a Purchase Price Tender) may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we may increase the aggregate purchase price offered in the Offer and hence the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at multiples at or below the Final Multiple (including by making a Purchase Price Tender) and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots tendered at or below the Final Multiple (including by making a Purchase Price Tender) will be accepted for payment in full before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders), in each case, at or below the Final Multiple (including by making a Purchase Price Tender). The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Yahoo’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Purpose of the Offer; Recent Developments Relating to the Company; Plans for the Company; Certain Effects of the Offer.

Purpose of the Offer. The purpose of the Offer is to provide liquidity to a potentially significant number of our stockholders that will be forced to sell their Shares at or prior to the closing of the Sale Transaction. The Shares currently are a component of the S&P 500 and other indices. We believe it is likely that the Shares will be removed from the S&P 500 and other indices effective upon completion of the Sale Transaction because, among other reasons, once the Company is registered under the 1940 Act as a closed-end investment company, which the Company will be required to do following completion of the Sale Transaction, it will no longer satisfy the qualifications for inclusion in such indices. As a result, index funds that are required to track the performance of the S&P 500 and such other indices would be required to sell their Shares on or around the closing of the Sale Transaction. In addition, certain other stockholders, including investment companies and companies controlled by them, will be precluded from holding Shares or otherwise will be subject to restrictions on holding Shares once we become an investment company and this could lead to additional selling pressure on or around the closing date of the Sale Transaction.

The Offer also enables the Company to potentially return a significant amount of cash to its stockholders by repurchasing Shares. We also believe that the Offer provides a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases.

Recent Developments Relating to the Company. Yahoo and Verizon have entered into the Stock Purchase Agreement, pursuant to which Yahoo has agreed to sell, and Verizon has agreed to purchase, all of the outstanding shares of Yahoo Holdings and, prior to the sale of Yahoo Holdings, to cause Yahoo Holdings to sell to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to the Business. Immediately prior to the completion of the transactions contemplated by the Stock Purchase Agreement, Yahoo Holdings will own the Business (other than specified excluded assets and retained liabilities as described more fully in the following paragraph). The purchase price that Verizon will pay or cause to be paid in connection with the Sale Transaction is $4,475,800,000 in cash, subject to adjustments as provided for in the Stock Purchase Agreement.

In connection with the execution of the Stock Purchase Agreement, Yahoo and Yahoo Holdings have entered into the Reorganization Agreement, dated as of July 23, 2016 (the “Original Reorganization Agreement”), as amended by the Amendment to Reorganization Agreement, dated as of February 20, 2017 (the “Reorganization Agreement Amendment” and, together with the Original Reorganization Agreement, the “Reorganization Agreement”), pursuant to which Yahoo will transfer to Yahoo Holdings prior to the completion of the transactions contemplated by the Stock Purchase Agreement all of the assets and liabilities of the Business, other than specified excluded assets, which include Yahoo’s cash and marketable debt securities as of the closing of the Sale Transaction, Yahoo’s shares in Alibaba (held directly and indirectly), Yahoo’s shares in Yahoo Japan, certain other minority equity investments, and all of the equity of Excalibur, which owns a portfolio of patent assets that are not core to Yahoo’s operating business (the “Excalibur IP Assets”), and specified retained liabilities, which include any outstanding 0.00% Convertible Senior Notes due 2018 issued by Yahoo (the “Convertible Notes”), securityholder litigation, 50 percent of certain post-closing cash liabilities related to the Data Breaches (as defined in the Stock Purchase Agreement), and certain director and officer indemnification obligations.

Upon completion of the Sale Transaction, the Company’s remaining assets will include its cash and marketable debt securities, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets), and the Company’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, which include the Convertible Notes, securityholder litigation, 50 percent of certain cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations. The closing of the Sale Transaction is subject to certain conditions, including, among others, the approval of the Sale Transaction by the Company’s stockholders. A special meeting of the Company’s stockholders at which they will vote whether to approve the Sale Transaction has been scheduled for June 8, 2017. If approved, the Sale Transaction is expected to be completed three business days thereafter.

Following the completion of the Sale Transaction, the Company will continue to be a Delaware corporation publicly traded on the NASDAQ, but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because the Company’s assets will then consist primarily of our equity investments, short-term debt investments, and cash, the Company will be required to register as an investment company under the 1940 Act. An investment company is a company that is engaged primarily in the business of investing, reinvesting, or trading in securities. Investment companies are regulated by and subject to certain restrictions and requirements under the 1940 Act to which the Company is not currently subject. These restrictions and requirements relate to, among other things, transactions involving affiliates, the composition of the Company’s Board of Directors, the Company’s capital structure, compliance policies and procedures, valuation of assets, and the maintenance of investment policies. The principal business of the Company after the Sale Transaction will be to hold investments in Alibaba and Yahoo Japan stock, although the Company will also own certain minority investments, marketable debt securities, and all of the equity interests in Excalibur, a wholly-owned subsidiary of the Company that owns the Excalibur IP Assets. The Company currently intends to seek to sell its minority investments over time, to return substantially all of its remaining cash to stockholders over time through stock repurchases and distributions (although the Company will retain sufficient cash to satisfy its obligations to creditors) and, after completion of the Sale Transaction, to sell or license some or all of the Excalibur IP Assets. Following the completion of the Sale Transaction, the Company will amend the indemnification and exculpation provisions of its certificate of incorporation in order to comply with the 1940 Act.

The completion of the Sale Transaction will not affect your Shares, which will continue to represent shares of common stock of the Company even after the Company has registered as an investment company. You will continue to hold those Shares you held immediately prior to the Sale Transaction, other than Shares that have been properly tendered and accepted for payment in accordance with the Offer.

Following registration as an investment company under the 1940 Act, the Company will be required to send stockholder reports to stockholders semi-annually and to publicly file with the SEC reports of its portfolio holdings after both the first and third fiscal quarters each year; however, it will no longer be required to file the periodic reports required of operating companies under the Exchange Act, such as quarterly reports on Form 10-Q, annual reports on Form 10-K, or current reports on Form 8-K.

For more information regarding the Sale Transaction and the business of the Company following completion of the Sale Transaction, see the definitive proxy statement filed by Yahoo on April 24, 2017 with the SEC.

Immediately following the closing of the Sale Transaction, the size of the Board of Directors of the Company will be reduced to five directors. Tor Braham, Eric Brandt, Catherine Friedman and Thomas McInerney will continue to serve as directors of the Company following the completion of the Sale Transaction, and Mr. Brandt will serve as Chairman of the Board. Each of David Filo, Eddy Hartenstein, Richard Hill, Marissa Mayer, Jane Shaw and Maynard Webb, Jr. has indicated that he or she intends to resign from the Board of Directors effective upon completion of the Sale Transaction. The Company has initiated a search for a candidate, who would not be an “interested person” of the Company within the meaning of the 1940 Act, to serve as the fifth director of the Company immediately following the closing of the Sale Transaction. If a new director is not appointed at such time, the Board of Directors will seek to fill the vacancy as soon as practicable after the closing of the Sale Transaction.

Furthermore, upon completion of the Sale Transaction, the following individuals will serve in the following capacities for the Company:

Name	Position
Thomas J. McInerney	Chief Executive Officer and Director
Arthur Chong	General Counsel and Secretary
Alexi A. Wellman	Chief Financial and Accounting Officer
DeAnn Fairfield Work	Chief Compliance Officer

Following the closing of the Sale Transaction and our registration as an investment company, we currently intend to return substantially all of our cash to stockholders over time through stock repurchases and distributions, although we will retain sufficient cash to satisfy our obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board of Directors of the Company. Stock repurchases may take place in the open market, including under trading plans established under Rule 10b5-1 of the Exchange Act or in a tender offer, or in privately negotiated transactions, including structured and derivative transactions such as accelerated share repurchase transactions. Such repurchases may occur at prices greater or less than the Purchase Price paid in the Offer.

Plans for the Company. Except as otherwise incorporated by reference or provided herein, including, without limitation, described under “Recent Developments Relating to the Company” above, Yahoo currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Yahoo or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Yahoo or any of its subsidiaries;

•	any material change to the dividend policy or in the indebtedness or capitalization of Yahoo;

•

any change in the present Board of Directors or management of Yahoo, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors; or to change any material term of the employment contract of any executive officer;

•	any other material change in Yahoo’s corporate structure or business;

•	any class of equity securities of Yahoo becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

•	the suspension of Yahoo’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Yahoo, or the disposition by any person of securities of Yahoo, other than purchases pursuant to outstanding options to purchase Shares and the vesting and settlement of outstanding restricted stock and restricted stock units; or

•

any changes in Yahoo’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Yahoo.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND, IF YOU ARE MAKING AN AUCTION TENDER, THE MULTIPLE OR MULTIPLES TO BE USED IN DETERMINING THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Certain Effects of the Offer. Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be stockholders of the Company. As a result, if we complete the Offer, stockholders who do not tender their Shares in the Offer will, and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration may, realize an automatic increase in their relative equity interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

The completion of the Offer, which will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

We may, in the future, decide to purchase Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of the NASDAQ and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be either cancelled or held as treasury stock.

The accounting for the purchase of Shares and related expenses under U.S. generally accepted accounting principles pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Company’s outstanding Convertible Notes, as a result of which such securities may become convertible into a larger number of Shares than was the case prior to the completion of the Offer. The size of the adjustment, if any, will depend on the number of Shares purchased in the Offer, the aggregate Purchase Price paid pursuant to the Offer and the average of the last reported sale prices for the Shares for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Time.

3.    Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•

the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder wishing to tender Shares in the Offer must either check (A) one, and only one, of the boxes in the section of the Letter of

Transmittal captioned “Auction Price Tender: Multiple to be Used in Determining the Price per Share at Which Shares Are Being Tendered,” indicating the multiple to be used in determining the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum multiple of 0.370 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PURCHASE PRICE OF $37.00 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the multiple at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Multiple to be Used in Determining the Price per Share at Which Shares Are Being Tendered.”

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the multiple of 0.370 and could result in the tendered Shares being purchased at the minimum Purchase Price of $37.00 per Share. See Section 8 for recent market prices for the Shares and indicative Alibaba VWAPs.

If tendering stockholders wish to indicate a specific multiple (in increments of 0.002) at which their Shares are being tendered, they must check the box indicating such multiple under the section captioned “Auction Price Tender: Multiple to be Used in Determining the Price per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the multiple selected by the stockholder is higher than the Final Multiple. A stockholder who wishes to tender different Shares at different multiples must complete a separate Letter of Transmittal (or Agent’s Message) for each multiple to be used in determining each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one multiple. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different multiples; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. If your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in this Section 3.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder wishing to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Yahoo, the Dealer Manager or the Information Agent. Any certificates delivered to Yahoo, the Dealer Manager or the Information Agent may not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Yahoo may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder wishes to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Yahoo has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker or other nominee for assistance. The contact information for the Information Agent and Dealer Manager are on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Yahoo, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Yahoo reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Yahoo also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Yahoo also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Yahoo waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Yahoo. Yahoo will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Yahoo, the Depositary, the Information

Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify Computershare Trust Company, N.A., in its capacity as transfer agent for the Offer (the “Transfer Agent”), at 1-877-373-6374. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Transfer Agent immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Yahoo, the Dealer Manager or the Information Agent. Any certificates delivered to Yahoo, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in Section 14, “— U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee (i) properly establishes that it is an “exempt recipient”(as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) and certain other information to the Depositary, or other withholding agent (as payer), and certifies under penalties of perjury that the number is correct and that the stockholder is a U.S. person and not subject to backup withholding. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary or other applicable withholding agent that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary or other applicable withholding agent with the correct taxpayer identification number, the U.S. Holder may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain Non-U.S. Holders (as defined in Section 14, “— U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder should submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section  14, “— U.S. Federal Income Tax Considerations.”

4.    Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Yahoo has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on July 12, 2017.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase or at facsimile number (617) 360-6810, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the multiple to be used in determining the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one multiple must complete and deliver a separate notice of withdrawal for Shares tendered at each multiple. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal or your shares. If your Shares are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Shares after 5:00 p.m., New York City time, on the business day immediately preceding the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described in Section 4.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Yahoo in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Yahoo reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Yahoo waives similar defects or irregularities in the case of any other stockholder. None of Yahoo, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Yahoo extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Yahoo, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.    Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will determine the Purchase Price, which will not be less than $37.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn in the Offer, by determining the Final Multiple, that when multiplied by the Alibaba VWAP, which will not be less than $100.00 for such purpose, will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $3,000,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a multiple of 0.370 (which is the lowest multiple within the Permitted Range) for purposes of determining the Purchase Price pursuant to the Offer. Shares properly tendered pursuant to Auction Tenders will only be eligible for purchase if the price determined by multiplying the Alibaba VWAP by the multiple specified in respect of such Shares is equal to or less than the Purchase Price. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Multiple (including by making a Purchase Price Tender) and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at multiples in excess of the Final Multiple and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer, provided that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6.    Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, if such treatment is desired. Stockholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a multiple equal to or less than the Final Multiple and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $3,000,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered at or below the Final Multiple (including by making a Purchase Price Tender), conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Final Multiple (including by making a Purchase Price Tender), conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $3,000,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Final Multiple (including by making a Purchase Price Tender) that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Final Multiple (including by making a Purchase Price Tender).

7.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

Any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•

seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

Our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

Any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	There shall have occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•

any decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the S&P 500 measured from the close of trading on May 15, 2017, the last trading day prior to the date of this Offer to Purchase;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Yahoo and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•

any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Yahoo or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Yahoo and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

A tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the Sale Transaction) with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the Sale Transaction);

•

We shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

Any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	The Sale Transaction shall not have been completed;

•	The Shares shall not have been removed from the S&P 500;

•	The Alibaba VWAP shall be less than $80.00;

•

(1) There shall have occurred a suspension of trading in, or limitation on prices for, the Shares on the NASDAQ or Alibaba ADSs on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NASDAQ or NYSE as a result of which the reported trading prices for the Shares on the NASDAQ or Alibaba ADSs on the NYSE, during any half-hour trading period during the principal trading session of the NYSE are materially inaccurate, as determined by Yahoo, on the day with respect to which such determination is being made a (“Market Disruption Event”); provided that (A) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the NASDAQ or NYSE, as applicable, and (B) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NASDAQ, NYSE, any other self-regulatory organization or the SEC of similar scope as determined by Yahoo shall constitute a suspension of trading or limitation on prices and (2) such Market Disruption Event has, or could reasonably be expected to have, a material adverse effect on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•

The Alibaba ADSs shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall have been declared with a record date prior to the Expiration Date; or

•

We shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NASDAQ or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Yahoo’s determinations are challenged by stockholders.

In the event that the completion of the Sale Transaction is delayed beyond the date on which the Shares are removed from the S&P 500, we may waive, in our discretion, the condition to the Offer that the Sale Transaction has been completed.

8.    Price Range of Shares.

Our Shares are listed for trading on the NASDAQ under the symbol “YHOO.” The following table sets forth, for each of the quarters indicated, the high and low sales prices per Share as reported on the NASDAQ.

	High	Low
Calendar year ending December 31, 2015
First quarter	$50.78	$41.80
Second quarter	$46.17	$38.85
Third quarter	$39.98	$27.20
Fourth quarter	$36.39	$28.43
Calendar year ending December 31, 2016
First quarter	$37.28	$26.15
Second quarter	$38.19	$35.05
Third quarter	$44.92	$37.06
Fourth quarter	$44.08	$38.24
Calendar year ending December 31, 2017
First quarter	$47.19	$38.64
Second quarter (through May 15, 2017)	$49.93	$45.96

Alibaba ADSs are listed on the NYSE and trade under the symbol “BABA.” The following table sets forth, for each of the quarters indicated, the high and low sales prices per share of Alibaba ADSs as reported on the NYSE.

	High	Low
Calendar year ending March 31, 2015
First quarter	$105.34	$80.03
Second quarter	$95.06	$77.77
Third quarter	$85.38	$57.20
Fourth quarter	$86.42	$58.20
Calendar year ending March 31, 2016
First quarter	$79.84	$59.25
Second quarter	$85.89	$73.30
Third quarter	$109.87	$77.68
Fourth quarter	$109.00	$86.01
Calendar year ending March 31, 2017
First quarter	$110.45	$88.08
Second quarter (through May 15, 2017)	$121.49	$106.78

On May 15, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NASDAQ was $49.86 per Share. On May 15, 2017, the last full trading day prior to the announcement of the Offer, the indicative Alibaba VWAP was $120.9247. Based on an indicative Alibaba VWAP as of May 15, 2017, the highest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the high end of the Permitted Range of 0.420) would be $50.79 per Share, which represents a premium of approximately 1.9% to the last reported closing price of the Shares on such date, and the lowest price payable in the Offer (determined by multiplying such indicative Alibaba VWAP by the low end of the Permitted Range of 0.370) would be $44.74 per Share, which represents a discount of approximately 10.3% to the last reported closing price of the Shares on such date. You are urged to obtain current market quotations for the Shares and current information regarding the Alibaba VWAP before deciding whether, and at what multiple or multiples, to tender your Shares pursuant to the Offer. We have not declared or paid any cash dividends on our common stock.

9.    Source and Amount of Funds.

As of March 31, 2017, we had approximately $8.0 billion in cash, cash equivalents and marketable securities. We will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. Yahoo expects to receive net proceeds of approximately $4.4 billion in cash, subject to certain adjustments, upon completion of the Sale Transaction.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $3.0 billion.

10.    Certain Information Concerning the Company.

The Company. Yahoo, together with its consolidated subsidiaries, is a guide to digital information discovery, focused on informing, connecting, and entertaining our users through our search, communications, and digital content products. By creating highly personalized experiences, we help users discover the information that matters most to them around the world—on mobile or desktop.

We create value for advertisers with a streamlined, simple advertising technology that leverages Yahoo’s data, content, and technology to connect advertisers with their target audiences. Advertisers can build their businesses through advertising to targeted audiences on our online properties and services and a distribution network of third-party entities who integrate our advertising offerings into their websites or other offerings. Our revenue is generated principally from search and display advertising.

Yahoo was incorporated in 1995 and is a Delaware corporation. We completed our initial public offering on April 12, 1996 and we are headquartered in Sunnyvale, California.

Pursuant to the Sale Transaction (as described in more detail in Section 2), the Company has agreed to sell, and Verizon has agreed to purchase, the Company’s operating business for an aggregate cash purchase price equal to $4,475,800,000 in cash, subject to certain adjustments.

Following the completion of the Sale Transaction, the Company will become a publicly traded, non-diversified, closed-end management investment company and register under the 1940 Act. As an investment company registered under the 1940 Act, the Company will be subject to substantial regulation with respect to its capital structure, management, operations, transactions, and portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

For more information regarding the Sale Transaction and the business of the Company following the completion of the Sale Transaction, see the definitive proxy statement filed by Yahoo on April 24, 2017 with the SEC.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the employment agreements, stock options, restricted stock and restricted stock units granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company’s Investor Relations website located at https://investor.yahoo.net/ to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase except for those documents referenced below which are expressly incorporated by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed on March 1, 2017;

•	Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed on April 28, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed on May 9, 2017;

•	Current Reports on Form 8-K, as filed on January 9, 2017, February 21, 2017, March 13, 2017, April 10, 2017 and April 18, 2017; and

•	Definitive Proxy Statement on Schedule 14A, as filed on April 24, 2017.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 750-9498

Banks and Brokers may call collect: (212) 750-5833

11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of May 12, 2017, we had 958,555,174 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. Assuming that the conditions to the Offer are satisfied or waived, at the minimum Purchase Price of $37.00 per Share, the maximum number of Shares we will purchase is 81,081,081 if the Offer is fully subscribed, and we do not increase the amount of Shares sought in the Offer, which would represent approximately 8.5% of our issued and outstanding shares as of May 12, 2017.

Beneficial Ownership. The following table sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of April 28, 2017, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and Schedule 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of the following table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. The Shares set forth in the following table include Shares underlying stock options that were exercisable as of April 28, 2017 (or are scheduled to become exercisable within 60 days thereafter), Shares underlying restricted stock units (“RSUs”) that are scheduled to vest and be settled within 60 days of April 28, 2017, and shares that each holder otherwise has a right to acquire within 60 days after April 28, 2017 such as upon payment of vested but unpaid RSUs. Except as indicated, each holder has over the listed

Shares (i) sole voting power and (ii) sole investment power, which includes the power to dispose of, or to direct the disposition of, Shares.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
TCI Fund Management Limited(3)	86,224,273	9.0%
7 Clifford Street
London, W1S 2FT, United Kingdom
David Filo	70,666,390	7.4%
701 First Avenue
Sunnyvale, CA 94089
The Vanguard Group(4)	55,924,468	5.8%
100 Vanguard Blvd.
Malvern, PA 19355
Jeffrey C. Smith(5)	12,306,818	1.3%
Marissa A. Mayer(6)	4,496,465	*
Ken Goldman(7)	855,404	*
Maynard G. Webb, Jr.(8)	126,567	*
Lisa Utzschneider(9)	108,855	*
Thomas J. McInerney(10)	44,264	*
Tor R. Braham(11)	17,836	*
Jane E. Shaw, Ph.D.(12)	17,269	*
Richard S. Hill(13)	15,927	*
Eddy W. Hartenstein(14)	7,031	*
Eric K. Brandt(15)	6,947	*
Arthur Chong	0	*
Catherine J. Friedman(16)	0	*
All current directors and current executive officers as a group (14 persons)(17)	88,669,773	9.2%

*	Less than 1 percent.

(1)

The number of shares beneficially owned by each person or group as of April 28, 2017 (except where another date is noted) includes shares of Yahoo common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of Yahoo stock options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Yahoo! Inc. Directors’ Stock Plan (the “Directors’ Plan”) are generally payable on the earlier of the first anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (dispositive power), the shares set forth opposite such stockholder’s name.

(2)

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 958,198,997 shares of Yahoo common stock outstanding (excluding treasury shares) on April 28, 2017 plus the number of shares of Yahoo common stock that such person or group had the right to acquire from the Company on or within 60 days of that date, including, but not limited to, upon the exercise of Yahoo stock options and upon vesting and payment of Yahoo restricted stock units.

(3)

Beneficial ownership information for TCI Fund Management Limited is as of March 31, 2017 and is based on information contained in the Schedule 13G/A it filed with the SEC on April 10, 2017. Such schedule states that TCI Fund Management Limited and Mr. Christopher Hohn each have shared voting power and shared dispositive power over all 86,224,273 shares.

(4)

Beneficial ownership information for The Vanguard Group is as of December 31, 2016 and is based on information contained in the Schedule 13G/A it filed with the SEC on February 10, 2017. Such schedule states that The Vanguard Group has sole voting power over 1,383,236 shares, shared voting power over 166,171 shares, sole dispositive power over 54,382,144 shares, and shared dispositive power over 1,542,324 shares.

(5)

Includes 8,191 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan and 12,298,627 shares held by certain funds and managed accounts for which Starboard serves as manager or investment manager. Mr. Smith serves as a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard. Mr. Smith has shared voting power and shared dispositive power over Starboard’s shares. Mr. Smith disclaims beneficial ownership of the shares of Yahoo common stock he may be deemed to beneficially own, except to the extent of his pecuniary interest therein.

In addition, Starboard Leaders Foxtrot LLC (an affiliate of Starboard) has economic exposure to 4,021,411 notional shares of Yahoo common stock pursuant to swap agreements, which provide Starboard Leaders Foxtrot LLC with economic results that are comparable to the economic results of ownership but do not provide it with voting power or dispositive power over such shares. The address of Starboard is 777 Third Avenue, 18th Floor, New York, New York 10017.

(6)

Includes 2,879,991 shares issuable upon exercise of options that are exercisable on or within 60 days after April 28, 2017 under the Yahoo! Inc. Stock Plan (the “Stock Plan”), and 17,488 shares issuable pursuant to restricted stock units vesting within 60 days after April 28, 2017 under the Stock Plan.

(7)

Includes 558,794 shares issuable upon exercise of options that are exercisable on or within 60 days after April 28, 2017 under the Stock Plan, 9,199 shares issuable pursuant to restricted stock units vesting within 60 days after April 28, 2017 under the Stock Plan, and 287,411 shares held by the Goldman-Valeriote Family Trust, over which Mr. Goldman has shared voting power and shared dispositive power.

(8)

Includes 61,679 shares issuable upon exercise of options that are exercisable on or within 60 days after April 28, 2017 under the Directors’ Plan, 9,899 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan, and 54,989 shares held by the Webb Family Trust, over which Mr. Webb has shared voting power and shared dispositive power.

(9)	Includes 17,468 shares issuable pursuant to restricted stock units vesting within 60 days after April 28, 2017 under the Stock Plan.

(10)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan.

(11)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan.

(12)	Includes 11,407 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan.

(13)

Includes 5,836 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan, 29 shares held by a trust for the benefit of Mr. Hill’s son for which Mr. Hill serves as trustee, and 33 shares held by a trust for the benefit of Mr. Hill’s spouse over which Mr. Hill has shared voting and shared dispositive power. Mr. Hill disclaims beneficial ownership of the shares of Yahoo common stock he may be deemed to beneficially own, except to the extent of his pecuniary interest therein.

(14)	Includes 7,031 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan.

(15)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan.

(16)

Excludes 6,947 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan, the payment of which Ms. Friedman has unconditionally elected to defer to a date more than 60 days after April 28, 2017.

(17)

Includes 3,500,464 shares issuable upon exercise, by directors and executive officers, of options that are exercisable on or within 60 days after April 28, 2017 under the Directors’ Plan or the Stock Plan, respectively, 44,155 shares issuable pursuant to restricted stock units vesting within 60 days after April 28, 2017 under the Stock Plan, and 56,737 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of April 28, 2017. Excludes 6,947 shares subject to vested but unpaid restricted stock units as of April 28, 2017 under the Directors’ Plan, the payment of which has unconditionally been deferred to a date more than 60 days after April 28, 2017.

Interests of Directors and Executive Officers. As of April 28, 2017, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 88,669,773 Shares, representing 9.2% of the total number of issued and outstanding Shares (plus the number of shares of Yahoo common stock that such group members have the right to acquire from the Company on or within 60 days after that date). Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any transaction involving our Shares during the 60 days prior to April 28, 2017, except as follows:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Lisa Utzschneider	May 7, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	857	$48.49
Kenneth A. Goldman	May 7, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,601	$48.49
Marissa A. Mayer	May 7, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	2,561	$48.49
Marissa A. Mayer	May 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	2,003	$48.49
Kenneth A. Goldman	May 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	376	$48.49
Lisa Utzschneider	May 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	443	$48.49
Lisa Utzschneider	April 27, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,726	$48.36

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Kenneth A. Goldman	April 27, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	424	$48.36
Lisa Utzschneider	April 18, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,850	$47.56
Lisa Utzschneider	April 7, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	856	$46.44
Kenneth A. Goldman	April 7, 2016	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,601	$46.44
Marissa A. Mayer	April 7, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	2,561	$46.44
Marissa A. Mayer	April 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	2,003	$46.28
Kenneth A. Goldman	April 6, 2016	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	376	$46.28
Lisa Utzschneider	April 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	443	$46.28
Lisa Utzschneider	March 31, 2017	Disposition of Shares pursuant to Rule 10b5-1 trading plan	683	$46.52
Maynard G. Webb, Jr.	March 31, 2017	Disposition of Shares	1,860	$0.00
Maynard G. Webb, Jr.	March 31, 2017	Acquisition of Shares	1,860	$0.00
Lisa Utzschneider	March 27, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,726	$46.40
Kenneth A. Goldman	March 27, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	424	$46.40
Lisa Utzschneider	March 22, 2017	Disposition of Shares pursuant to Rule 10b5-1 trading plan	974	$45.75
Lisa Utzschneider	March 18, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,367	$46.59
Lisa Utzschneider	March 10, 2017	Disposition of Shares pursuant to Rule 10b5-1 trading plan	5,095	$46.20
Lisa Utzschneider	March 10, 2017	Disposition of Shares pursuant to Rule 10b5-1 trading plan	20,590	$45.88
Lisa Utzschneider	March 8, 2017	Acquisition of RSUs granted under the Stock Plan	38,060	$0.00
Lisa Utzschneider	March 8, 2017	Acquisition of performance-based RSUs granted under the Stock Plan	38,060	$0.00
Lisa Utzschneider	March 6, 2017	Acquisition of performance-based RSUs granted under the Stock Plan	16,197	$0.00

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Lisa Utzschneider	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	60,789	$45.64
Lisa Utzschneider	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	857	$45.73
Kenneth A. Goldman	March 6, 2017	Acquisition of performance-based RSUs granted under the Stock Plan	13,525	$0.00
Kenneth A. Goldman	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	47,615	$45.64
Kenneth A. Goldman	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	1,601	$45.73
Marissa A. Mayer	March 6, 2017	Acquisition of performance-based RSUs granted under the Stock Plan	26,674	$0.00
Marissa A. Mayer	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	97,804	$45.64
Marissa A. Mayer	March 6, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	2,561	$45.73
Lisa Utzschneider	March 3, 2017	Disposition of Shares pursuant to Rule 10b5-1 trading plan	909	$45.88
Kenneth A. Goldman	February 28, 2017	Disposition of Shares to satisfy withholding in connection with vesting of RSUs	765	$45.66

Company Stock Plan. The Stock Plan enables us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company’s business. Up to 784,000,000 Shares may be issued under the Stock Plan (inclusive of split-adjusted shares previously issued under the plan since its adoption in 1995). The Stock Plan provides for the grant of stock options, stock appreciation rights, restricted stock, RSUs and performance-based awards, including awards payable in cash. As of March 31, 2017, approximately 27,537,000 Shares were subject to outstanding awards under the Stock Plan, the Directors’ Stock Plan, and acquired-company plans (which amount includes the maximum number of Shares potentially issuable under outstanding performance-based awards).

The maximum number of Shares that may be subject to all options and stock appreciation rights granted to any one employee under the Stock Plan during any calendar year of the Company is 15,000,000. The maximum aggregate number of Shares that may be delivered pursuant to performance-based awards (other than qualifying options and qualifying stock appreciation rights, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year is 2,000,000 Shares, either individually or in the aggregate, subject to adjustment in accordance with the terms of the Stock Plan. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash and not related to Shares and granted to that participant in any one calendar year may not exceed $20,000,000.

Our Board of Directors has delegated general administrative authority for the Stock Plan to the Compensation and Leadership Development Committee (“Compensation Committee”), which has discretion and authority to interpret the Stock Plan, prescribe, amend and rescind rules and regulations regarding the Stock Plan, select participants to receive awards, determine the form, terms and conditions of awards, and take other actions it deems necessary or advisable to administer the Stock Plan.

The maximum number of Shares available for issuance under the Stock Plan, the individual and aggregate limits described above, the number of Shares underlying outstanding awards and the exercise price applicable to outstanding awards will be equitably adjusted upon certain events effecting the capitalization of the Company, such as a recapitalization or stock split. Upon the occurrence of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each award under the Stock Plan will be assumed or an equivalent award will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the administrator of the Stock Plan determines and in lieu of such assumption or substitution, that the award will vest and become non-forfeitable, as to all or any part of such award, as of the date of such transaction.

Equity Incentive Awards under the Stock Plan. Time-based and performance-based RSUs and stock options are granted under the Stock Plan to our executive officers to establish a common interest of the executive officers with our stockholders through stock ownership. As of April 28, 2017, each of our executive officers (Marissa Mayer, Arthur Chong, David Filo, Ken Goldman, and Lisa Utzschneider) held the following number of RSUs and options (with performance-based RSUs calculated based on maximum performance): Ms. Mayer — 508,782 RSUs and 2,879,991 options; Mr. Chong — none; Mr. Filo — none; Mr. Goldman — 269,463 RSUs and 558,794 options; Ms. Utzschneider — 477,589 RSUs; and all executive officers as a group — 1,255,834 RSUs and 3,438,785 options. Our non-employee directors do not hold any awards under the Stock Plan.

Equity Incentive Awards Under the Directors’ Plan. Time-based RSUs and stock options have been granted to our non-employee directors as part of our director compensation program. Under the current program, RSUs are granted under the Directors’ Stock Plan (i) quarterly in lieu of cash fees for any director who elected to receive RSUs in lieu of cash fees and (ii) automatically on the date of each annual meeting of stockholders for any director continuing in service after the meeting. Such quarterly grants in lieu of cash fees are fully vested upon grant (though payment is deferred until the first anniversary of grant or the director’s earlier termination, subject to any longer deferral the director may elect). Such annual meeting grants vest ratably, on a quarterly basis in arrears, with the final installment vesting on the first anniversary of the date of grant (or, if earlier, the day before the next annual meeting of stockholders), subject to the director’s continued service through each applicable vesting date and with payment deferred until the first anniversary of grant or the director’s earlier termination (subject to any longer deferral the director may elect). The Company’s Board of Directors has amended the Directors’ Plan to provide that such quarterly and annual grants will not continue after the closing of the Sale Transaction. Similarly, stock options are no longer granted under the Directors’ Plan but some prior option awards remain outstanding. Our employee directors do not hold any awards under the Directors’ Plan. As of April 28, 2017, each of our non-employee directors (Tor R. Braham; Eric K. Brandt; Catherine J. Friedman; Eddy W. Hartenstein; Richard S. Hill; Thomas J. McInerney; Jane E. Shaw, Ph.D.; Jeffrey C. Smith; and Maynard G. Webb, Jr.) held the following number of RSUs and options: Mr. Braham — 6,389 RSUs; Mr. Brandt — 6,389 RSUs; Ms. Friedman — 8,545 RSUs; Mr. Hartenstein — 8,629 RSUs; Mr. Hill — 7,434 RSUs; Mr. McInerney — 6,389 RSUs; Dr. Shaw 13,005 RSUs; Mr. Smith — 9,789 RSUs; Mr. Webb 11,497 RSUs and 61,679 options; and all directors as a group — 78,066 RSUs and 61,679 options.

Change-in-Control Plan. Each of our executive officers, other than Mr. Chong, is covered by the Company’s Amended and Restated Change in Control Employee Severance Plan for Level I and Level II Employees, as amended (the “Change-in-Control Plan”), which provides that if the executive’s employment with the Company (or any subsidiary or successor of the Company) is terminated without cause or is terminated by the executive for good reason (as these terms are defined in the Change-in-Control Plan), in either case, within one year after a change in control of the Company, the executive will generally be entitled to receive the following severance benefits:

•	Continuation of the employee’s annual base salary, as severance pay, over 24 months following the employee’s severance date;

•	Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement amount of $15,000;

•	Continued group health and dental plan coverage for 24 months; and

•

Accelerated vesting of all stock options, RSU awards, and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date (unless otherwise set forth in the applicable award agreement for awards made after February 12, 2008).

Payment of the severance benefits described above is conditioned upon the executive’s execution and non-revocation of a release of claims in favor of the Company (or any successor, as applicable) and the executive’s compliance with his or her confidentiality, proprietary information, and assignment of inventions obligations.

Equity Award Agreements. Each of the award agreements governing outstanding and unvested RSU awards and stock options held by our executive officers, other than Mr. Chong, provides that if the executive officer’s employment is terminated without cause or if the executive officer resigns for good reason, in either case within one year after a change in control of the Company, then the entire unvested portion of the award will vest in full (at target in the case of performance-based awards), except that such acceleration is capped for purposes of the equity awards granted to our executive officers in March 2016 and such acceleration is absent from the March 2017 awards. For the March 2016 time-based awards, such acceleration is capped at the number of shares otherwise scheduled to vest during the 24 months following the employment termination, and for the March 2016 performance-based awards, such acceleration is capped at the target number of shares for the performance year in which the termination occurs and the immediately following performance year, if any.

Severance Agreements. We have entered into letter agreements with certain of our executive officers, including Ms. Mayer, Mr. Goldman, and Ms. Utzschneider. Each such executive officer’s letter agreement provides him or her with a right to severance benefits in the event of a qualifying termination. We refer to this letter agreement (as amended) for each such executive officer as the “Severance Agreement.”

Pursuant to the Severance Agreement, if the executive officer’s employment is terminated without cause (as defined in the agreement), the executive officer will be entitled to a severance benefit consisting of:

•	one year of base salary (paid as a lump sum);

•	one year’s target annual bonus;

•	if the termination occurs after the end of a fiscal year and before the Company’s bonus payments for that fiscal year, the executive officer’s bonus for the completed fiscal year;

•	payments equal to the premiums required to continue medical benefits under COBRA for up to 12 months after termination;

•	the executive officer will have six months to exercise any vested stock options; and

•	six months’ accelerated vesting of time-based stock options and time-based RSUs (other than grants that by their terms are excluded from the coverage under the Severance Agreements).

The Severance Agreement provides that the executive officer will be entitled to the cash severance and health benefit continuation payments provided under either the Severance Agreement or the Change-in-Control Plan (if applicable), whichever is greater.

Offer Letter with Mr. Chong. We entered into an offer letter with Mr. Chong on March 10, 2017, pursuant to which Mr. Chong serves as General Counsel and Secretary of the Company. Under the offer letter, Mr. Chong receives an annual base salary of $1 million and is eligible for a cash annual incentive award targeted at 100 percent of his annual base salary. Mr. Chong’s annual incentive award for his first year of employment after closing of the Sale Transaction will be increased pro rata to reflect his services to the Company as an outside legal advisor from October 31, 2016 to March 9, 2017 and thereafter as General Counsel and Secretary through the closing of the Sale Transaction.

Following the closing of the Sale Transaction, Mr. Chong will be eligible for grants under a long-term deferred compensation plan to be adopted by Altaba Inc. (further described below), which grants will have a threshold value of $3 million and may result in payments to Mr. Chong of between $0 and $12 million, based on attainment of pre-established performance targets.

In the event Mr. Chong’s employment terminates without “cause” or as a result of a resignation for “good reason” (each, as defined in his offer letter), he will be entitled to receive the following payments and benefits, subject to his execution of an effective release of claims against the Company: (i) a lump sum payment equal to 12 months of his base salary; (ii) a pro rata portion of his annual incentive award based on actual performance, payable at the time such award would otherwise have been paid; (iii) any portion of the deferred compensation to which he is entitled pursuant to the terms of the plan under which the grants are made; and (iv) subject to Mr. Chong’s timely and proper election for continued coverage under COBRA, reimbursement by the Company for COBRA premiums paid by Mr. Chong for a period of 12 months following the his termination. In addition, in the event of a “change in control” (as defined in Mr. Chong’s offer letter), Mr. Chong will automatically receive the above payments and benefits, subject to his execution of an effective release of claims against the Company; provided, that, in lieu of the pro rata annual incentive award described in clause (ii) above, Mr. Chong will be entitled to an amount equal to his target bonus, payable in lump sum within 10 business days following the effective date of the release of claims.

The Company is currently seeking no-action relief from the staff of the SEC with respect to grants of long-term deferred compensation incentive rewards pursuant to a plan the Board of Directors of the Company expects to adopt after the closing of the Sale Transaction and designed to comply with the 1940 Act (the “Plan”). There can be no assurance the staff of the SEC will grant the requested relief. If the SEC staff does not grant the Company’s no-action relief as requested, the Compensation Committee will seek to modify the Plan in a manner acceptable to the SEC staff and/or seek other forms of relief from the SEC and its staff, or adopt other alternative compensatory arrangements. Although the terms of any such modified Plan, other relief, or other alternative compensatory arrangements cannot be known at this time, the terms may include a modified version of the Plan, discretionary cash bonuses or additional base salary.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.    Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares is not likely, in our reasonable judgment, to cause the Shares to be delisted from the NASDAQ. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NASDAQ or will be eligible for deregistration under the Exchange Act. See Section 7.

13.    Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, including any antitrust authority, that would be required for our acquisition of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer if any such approval or other action is required. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.    U.S. Federal Income Tax Considerations.

The following summary describes the U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are properly tendered and accepted for payment pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial holder of Shares that is neither a U.S. Holder nor a partnership, or other entity treated as a partnership, for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) participates in the Offering, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of participating in the Offer.

U.S. Holders. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by the Company. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares at the time of the exchange exceeds one year. The deductibility of capital losses by a U.S. Holder is subject to limitations under the Code.

Under Section 302 of the Code, an exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) results in a “complete termination” of the U.S. Holder’s stock interest in the Company. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares that it actually owns, but also Shares that it constructively owns as determined under Section 318 of the Code (including Shares that may be acquired by the U.S. Holder through the exercise of options and Shares held by certain members of the U.S. Holder’s family). In addition, U.S. Holders should be aware that other acquisitions or dispositions of Shares by a U.S. Holder (or a person whose ownership of Shares is attributed to the U.S. Holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. Holder’s exchange of Shares for cash pursuant to the Offer may be taken into account in determining whether any of these tests are satisfied.

An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” in the U.S. Holder’s stock interest in the Company. Whether such a meaningful reduction of the U.S. Holder’s stock interest in the Company results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in the Company is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of the Company suffers any reduction in its proportionate stock interest in the Company (including any Shares constructively owned), the U.S. Holder should generally be regarded as having suffered a meaningful reduction in its stock interest in the Company. In the event that other stockholders exchange a greater percentage of their Shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate stock interest in the Company may increase immediately following the Offer even if the U.S. Holder exchanges Shares for cash pursuant to the Offer and does not actually or constructively acquire any other Shares.

An exchange of Shares for cash pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (ii) immediately after the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Holder’s stock interest in the Company if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer, or (ii) if the U.S. Holder is treated as constructively owning Shares held by certain related individuals, all of the Shares actually and constructively owned by the U.S. Holder (other than constructively owned Shares held by such related individuals) are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of constructively owned Shares held by such related individuals in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder. In certain circumstances, a U.S. Holder may also satisfy the “complete termination” test if the U.S. Holder exchanges some of its Shares for cash pursuant to the Offer and, as part of the same overall plan, all of the remaining Shares actually and constructively owned by the U.S. Holder are sold or otherwise transferred to a third party.

The application of Section 302 of the Code is complex. U.S. Holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules to their particular circumstances.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not satisfy any of the tests described above, the receipt of cash by the U.S. Holder pursuant to the Offer will be treated as a distribution by the Company for U.S. federal income tax purposes. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, the excess will first be treated as a non-taxable return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any remaining tax basis in the Shares surrendered will generally be transferred to any remaining Shares held by the U.S. Holder. Provided that certain minimum holding period and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is currently eligible for a reduced rate of U.S. federal income taxation. If a corporate U.S. Holder’s exchange of Shares for cash pursuant to the Offer is treated as a dividend, the U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding the availability of a dividends received deduction and the application of Section 1059 of the Code in connection with the Offer.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of the U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. The Depositary will generally withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder meets one of the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Holder (other than an individual) may be subject to a 30% withholding tax pursuant to the Foreign Account Tax Compliance Act (“FATCA”) on gross proceeds payable pursuant to the Offer if the Non-U.S. Holder fails to properly establish an exemption from FATCA withholding on an IRS Form W-8BEN-E or other applicable form provided to the Depositary or other withholding agent. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the preceding paragraph.

The preceding discussion is not tax advice. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances, including the applicability and effect of federal, state, local, foreign, and other tax laws.

15.    Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1 promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares to be purchased in the Offer to more than $3,000,000,000. If we so increase the number of Shares accepted for payment by 2%, based on the minimum Purchase Price of $37.00 per Share, the maximum number of Shares that will be purchased pursuant to the Offer is 100,252,184, or 10.5% of our issued and outstanding Shares as of May 12, 2017. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares;

•	we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.    Fees and Expenses.

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan Securities LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. J.P. Morgan Securities LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse J.P. Morgan Securities LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

J.P. Morgan Securities LLC and its affiliates have in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services they have received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, J.P. Morgan Securities LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

We have also retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section  5 of this Offer to Purchase.

17.    Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Yahoo.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the multiple or multiples to be used in determining the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Yahoo, or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.

Yahoo! Inc.

May 16, 2017

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

By Facsimile Transmission (for Eligible Institutions Only):

(617) 360-6810

To Confirm Facsimile via Phone (for Eligible Institutions Only):

(781) 575-2332

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 750-9498

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Direct: (212) 622-4401

Toll Free: (877) 371-5947